EXHIBIT 99.1

Upexi, Inc. Announces $500 Million Equity Line Agreement with A.G.P. to Accelerate the Growth of its Solana Treasury Strategy

TAMPA, FL., July 28, 2025 -- Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a brand owner specializing in the development, manufacturing and distribution of consumer products with diversification into the cryptocurrency space, today announced it has entered into an equity line agreement with A.G.P./Alliance Global Partners enabling Upexi to sell up to $500 million of the Company’s common stock at the Company’s sole discretion, subject to certain restrictions and closing conditions.  Any proceeds from the equity line, which included no commitment fee, will be used for general corporate purposes and to further the Company’s Solana treasury strategy.

Allan Marshall, Upexi’s Chief Executive Officer, stated, “The equity line gives Upexi additional means and flexibility to raise capital and increase its Solana position. The equity line was negotiated with zero fees and particularly friendly terms, and represents an attractive cost of capital. Upexi now has a multitude of tools to raise capital in the most cost-effective and accretive manner to build on its growing Solana treasury.”

A.G.P./Alliance Global Partners is acting as the sole sales agent in connection with the equity line.

About Upexi, Inc.:

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. The Company has entered the cryptocurrency industry and cash management of assets through a cryptocurrency portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

Follow Upexi on X - https://twitter.com/upexitreasury

Follow CEO, Allan Marshall, on X - https://x.com/marshall_a22015

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

Forward Looking Statements:

This news release contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Brian Rudick, Chief Strategy Officer

Email:brian.rudick@upexi.com

Phone: (216) 347-0473

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Media Contact

Gasthalter & Co.

Upexi@gasthalter.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254

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